Exhibit 99.1

Ready Capital Acquires Knight Capital

Expands Funding Solutions to Small Businesses Through Acquisition of Technology-Driven Working Capital
Finance Platform

New York, New York, October 31, 2019 / PRNewswire / — Ready Capital Corporation (NYSE:RC) (“Ready Capital” or the “Company”), a multi-strategy real estate finance company that originates, acquires, finances and services small to medium-sized balance commercial loans, today announced it has acquired Knight Capital LLC (“Knight Capital”).

Knight Capital is a leading technology-driven platform that provides working capital to small and medium sized businesses across all 50 states. Through its business funding platform, Knight Capital supports business operations by offering a faster alternative to conventional bank funding. Knight Capital achieves a competitive edge within its industry through the use of proprietary technology to enable more efficient underwriting as well as industry-leading best practices and high customer satisfaction rates.

“The acquisition of Knight Capital expands Ready Capital’s product offering to small businesses and does so on a platform that has achieved scale.” said Tom Capasse, Ready Capital’s Chairman and Chief Executive Officer. “Furthermore, the addition of Knight Capital will allow us to leverage its proprietary technology to further increase the efficiency of Ready Capital’s lending platform, enhance our borrowers’ experience and expand existing customer acquisition channels.”

Ready Capital acquired all of the outstanding membership interests of Knight Capital in exchange for cash and 658,771 shares of Ready Capital common stock issued to the former members of Knight Capital in a private placement transaction.

About Ready Capital

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services small- to medium-sized balance commercial loans. Ready Capital specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as SBA 7(a) business loans. Headquartered in New York, New York, Ready Capital employs 400 lending professionals nationwide. The Company is externally managed and advised by Waterfall Asset Management, LLC.

Safe Harbor / Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Advisors

Keefe, Bruyette & Woods, Inc., A Stifel Company, acted as financial advisor and Alston & Bird LLP acted as legal advisor to Ready Capital in the transaction.  Piper Jaffray & Co. acted as financial advisor and Greenberg Traurig, P.A. acted as legal advisor to Knight Capital. ICR, LLC acted as communication advisor.

Contact

Investor Relations
Ready Capital Corporation
212-257-4666
InvestorRelations@readycapital.com